UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) November 6, 2020
Rocket Companies, Inc.
(Exact name of registrant as specified in its charter)
Delaware	001-39432	84-4946470
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
1050 Woodward Avenue
Detroit, MI 48226
(Address of principal executive offices) (Zip Code)
(313) 373-7990
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.00001 per share	RKT	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2020, the Board of Directors (the “Board”) of Rocket Companies, Inc. (the “Company”), upon the recommendation of the Nominating and Governance Committee of the Board, elected Jonathan D. Mariner as a Class I director, to serve for a term expiring at the Company’s first annual meeting of stockholders and until his successor is elected and qualified, subject to his earlier death, resignation, retirement, disqualification or removal. Mr. Mariner was also appointed to and will serve as Chairperson of the Company’s Audit Committee.

Mr. Mariner is the Founder and President of TaxDay, LLC, a private software firm, and a senior advisor to Overtime Sports, a digital sports platform. He previously served as the Chief Investment Officer and Chief Financial Officer of Major League Baseball (MLB), and as Interim Head of Regional Sports Networks for The Walt Disney Company. He has served as a board member of Tyson Foods, Inc. since 2019. Jonathan earned a bachelor’s degree from the University of Virginia and a Master’s degree in business administration from the Harvard Business School. He was previously a certified public accountant.

The Board determined that Mr. Mariner meets all of the applicable standards of independence for members of the Board under the New York Stock Exchange Corporate Governance Standards and the Company’s Corporate Governance Guidelines. The Board determined that Mr. Mariner meets all of the applicable requirements for service on the Audit Committee. The Board determined that Mr. Mariner is independent and free of any material relationship with the Company or any of the Company’s subsidiaries, other than through his service as a director of the Company.

Neither Mr. Mariner nor any of his immediate family members has had (or proposes to have) a direct or indirect interest in a transaction in which the Company or any of the Company’s subsidiaries was (or is to be) a participant, that would be required to be disclosed under Item 404(a) of SEC Regulation S K.

In connection with his election as a non-affiliated director of the Company, Mr. Mariner will receive an annual cash retainer of $50,000 and a meeting fee of $3,000 per meeting. The annual cash retainer will be prorated for partial years of service. Mr. Mariner will also receive a grant of restricted stock units (“RSUs”) equal to $200,000 on November 6, 2020 and at each annual meeting of stockholders, provided that Mr. Mariner will receive a prorated amount of RSUs to reflect the period of time between November 6, 2020 and the Company’s first annual meeting of stockholders. The RSUs will be subject to the terms and conditions of the Company’s Omnibus Incentive Plan and an award agreement substantially in the form of the publicly filed Director RSU Agreement. Mr. Mariner will enter into an indemnification agreement with the Company in the same form that the Company has entered into with its other directors. There are no other arrangements or understandings between Mr. Mariner and any other person pursuant to which Mr. Mariner was selected as a director.

Item 2.02    Results of Operations and Financial Condition.

On November 10, 2020, the Company issued a press release announcing its results for the third quarter ended September 30, 2020. A copy of the Company’s press release is being furnished herewith as Exhibit 99.1 and is incorporated herein by reference in its entirety.

The information furnished pursuant to this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

Item 8.01     Other Events

The Company's Board approved a share repurchase program effective November 10, 2020. The share repurchase program authorizes the Company to repurchase shares of the Company’s common stock in an aggregate value, not to exceed $1 billion dollars, from time to time, in the open market or through privately negotiated transactions, in accordance with applicable securities laws. The share repurchase program will remain in effect for a two-year period. The share repurchase program does not obligate the Company to make any repurchases at any specific time. The timing and extent to which the Company repurchases its shares will depend upon, among other things, market conditions, share price, liquidity targets, regulatory requirements and other factors.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated November 10, 2020 announcing Rocket Companies, Inc. results for the third quarter ended September 30, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 10, 2020

ROCKET COMPANIES, INC.

By:	/s/ Julie Booth
Name:	Julie Booth
Title:	Chief Financial Officer and Treasurer